UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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UST Inc.

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SUPPLEMENT TO PROXY STATEMENT
SUPPLEMENTAL PROXY INFORMATION
ADDITIONAL INFORMATION

UST INC.
6 High Ridge Park, Building A
Stamford, Connecticut 06905
(203) 817-3000

SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, DECEMBER 4, 2008

This is a supplement (this “Supplement”) to the proxy statement dated October 29, 2008 (the “Proxy Statement”) of UST Inc. (the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017, on Thursday, December 4, 2008, beginning at 10:00 a.m. (Eastern Time). The purpose of the special meeting is to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of September 7, 2008, by and among the Company, Altria Group, Inc. (“Altria”) and Armchair Merger Sub, Inc., a subsidiary of Altria (“Merger Sub”) (the “agreement and plan of merger”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 2, 2008, and as it may be further amended from time to time (collectively, the “merger agreement”) and approve the merger in which the Company will be acquired by Altria for $69.50 per share in cash (the “merger”).

SUPPLEMENTAL PROXY INFORMATION

The purpose of this Supplement is to provide you with additional information that is supplemental to the information contained in the Proxy Statement previously mailed to you. Except as specifically modified or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains applicable.

Additional Information Relating to the Background of the Merger

Engagement of Citigroup Global Markets Inc. and Centerview Partners, LP

On page 22 of the Proxy Statement under the “Background of the Merger” section, the Company describes the initial conversation that Mr. Murray S. Kessler, Chairman and Chief Executive Officer of the Company, had with Mr. Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria, and the Company’s regularly scheduled Board of Directors annual strategic planning meeting, noting that Citigroup Global Markets Inc. (“Citi”) and Centerview Partners, LP (“Centerview”) were present at such meeting. The Proxy Statement also describes Mr. Kessler’s reporting to Citi and Centerview on his conversation with Mr. Szymanczyk and the participation of such firms in the Company’s regularly scheduled Board of Directors annual strategic planning meeting. Set forth below is additional information regarding the Company’s relationship with Citi and Centerview and the work performed by them.

Citi and Centerview have traditionally served as financial advisors to the Company, with Citi acting as the Company’s primary financial advisor. Both Citi and Centerview have provided the Company, among other things, with advice with respect to potential corporate and strategic alternatives to enhance value for the Company’s stockholders, and, at the time that Mr. Szymanczyk approached Mr. Kessler regarding exploring a possible transaction involving the Company and Altria, had provided investment banking services to the Company dating back to approximately 2002 and 2006, respectively. Prior to the approach by Mr. Szymanczyk, the Company had requested Centerview to provide a review of various potential strategic action alternatives for the creation of value at the Company’s regularly scheduled Board of Directors annual strategic planning meeting held on June 18 and 19, 2008. In this regard, Citi and Centerview assisted the Company’s management in analyzing the Company’s three-year strategic plan and potential alternatives to create additional value, such as increased leverage for additional share repurchases, the introduction of innovative products and the pursuit of potential acquisition targets. The Company elected not to pursue any of the foregoing alternatives, in lieu of the transaction with Altria, based on the Board of Directors’ belief, after reviewing the matter with the Company’s management, Citi and Perella Weinberg, that pursuing such alternatives was not likely to develop values greater than that which could be achieved in a transaction with Altria.

Negotiation with Altria

The “Background of the Merger” section of the Proxy Statement, beginning on page 22 thereof, sets forth a summary of the chronology of the discussions and negotiations preceding execution of the agreement and plan of merger on September 7, 2008. As described on page 24 of the Proxy Statement, the Company’s Board of Directors and the independent members of the Board of Directors making up the strategic transaction committee thereof (the “Transaction Committee”), after discussing the matter with its advisors, determined that it was in the Company’s best interests to attempt to reach an agreement with Altria on an exclusive basis, but directed management and the Company’s advisors to preserve the possibility for the Company to approach third parties prior to signing a merger agreement, in case it later seemed advisable to do so, and to preserve in the merger agreement an opportunity for a third party to make a superior, unsolicited proposal. The determination of the Company’s Board of Directors and the Transaction Committee reflected their belief that, while the Company was at no time contractually obligated to negotiate exclusively with Altria, the solicitation, at that time, of possible interest from other parties was not in the best interests of the Company and its stockholders in light of the potential risks perceived by the Transaction Committee and the Company’s Board of Directors of such activities on the ongoing operations of the Company and the Company’s ability to achieve a favorable transaction for the sale of the Company. Those risks included the risk that seeking bids from other potential buyers could cause Altria to terminate its discussion with the Company or, if no other potential buyers emerged, lower its offer price. In light of the perceived risks and the other matters described in the “Reasons for the Merger; Recommendation of Our Board of Directors” section of the Proxy Statement, beginning on page 30 thereof, the Transaction Committee and the Company’s Board of Directors, after consultation with the Company’s management, Citi and Perella Weinberg, determined that the seeking, at that time, of potential interest from other parties was not appropriate.

Additional Information Relating to the Company’s Financial Advisors’ Analyses

Citigroup Global Markets Inc.

Beginning on page 34 of the Proxy Statement, under the heading “Opinion of Citigroup Global Markets Inc.,” the Proxy Statement includes a summary of the material analyses performed by Citi in connection with it rendering its opinion to the Company and the Company’s Board of Directors. The Company supplements the disclosure provided in that section as set forth below.

•	Page 37 of the Proxy Statement includes a table setting forth the transactions Citi analyzed as part of its selected precedent transaction analysis. The Company hereby supplements such disclosure with the following table setting forth the Firm Value multiples of Last Twelve Month EBITDA (“LTM EBITDA”) for each transaction:

Firm Value
Multiples of LTM
Announcement Date	Acquiror	Target	EBITDA

July 2008	Philip Morris International Inc.	Rothmans Inc.	9.8x
February 2008	British American Tobacco PLC	Skandinavisk Tobakskompagni A/S	11.2x
February 2008	British American Tobacco PLC	Tekel A.S.	11.4x
November 2007	Altria Group, Inc.	John Middleton, Inc.	11.9x	*
March 2007	Imperial Tobacco Group PLC	Altadis S.A.	13.7x
February 2007	Imperial Tobacco Group PLC	Commonwealth Brands	8.6x	**
December 2006	Japan Tobacco Inc.	Gallaher Group PLC	12.9x
April 2006	Reynolds American Inc.	Conwood Companies	13.5x	***
March 2005	Altria Group, Inc.	PT HM Sampoerna Tbk.	13.9x

*	Transaction value and multiple exclude $700 million in acquisition tax benefits.

**	Transaction value and multiple exclude $400 million in acquisition tax benefits.

***	Based on reported EBIT of nearly $250 million plus estimated depreciation and amortization equal to 2% of reported sales ($450 million).

•	In addition to the services set forth under the heading “Miscellaneous” on page 38 of the Proxy Statement, Citi acted as a bookrunner for Altria in connection with a note issuance in November 2008.

•	Altria has paid Citi approximately $24 million for corporate and investment banking services since January 1, 2006.

Perella Weinberg Partners LP

Beginning on page 38 of the Proxy Statement, under the heading “Opinion of Perella Weinberg Partners LP,” the Proxy Statement includes a summary of the material analyses performed by Perella Weinberg in connection with it rendering its opinion to the Transaction Committee and the Company’s Board of Directors. The Company supplements the disclosure provided in that section as set forth below.

•	In conducting its selected companies analysis as described beginning on Page 43 of the Proxy Statement, Perella Weinberg utilized the following sources for forecasted information: (i) for the selected North American companies and for Philip Morris International Inc. and British American Tobacco p.l.c., the forecasted information represented the median of publicly available research analyst estimates as calculated by Perella Weinberg, and (ii) for the remaining selected international companies, the forecasted information represented the consensus median of publicly available research analyst estimates obtained from Factset, a recognized service provider that gathers and publishes this type of information.

•	Page 44 of the Proxy Statement sets forth a table summarizing the results of certain calculations performed by Perella Weinberg in connection with its selected companies analysis. The following table sets forth a more detailed summary of those results:

	Enterprise Value /		Price /
	2008E	2009E	2008E	2009E
	EBITDA	EBITDA	EPS	EPS

Selected Companies — North America
Altria Group, Inc.	7.4x	7.1x	12.7x	11.6x
Reynolds American Inc.	8.1x	7.8x	11.6x	11.0x
Lorillard, Inc.	8.4x	8.0x	13.9x	12.7x
Mean	8.0x	7.6x	12.7x	11.8x
Median	8.1x	7.8x	12.7x	11.6x
Selected Companies — International
Philip Morris International Inc.	10.2x	9.5x	16.0x	14.4x
British American Tobacco p.l.c.	10.3x	9.3x	15.3x	13.6x
Japan Tobacco Inc.	9.6x	8.8x	25.7x	22.4x
Imperial Tobacco Group plc	12.5x	10.5x	13.1x	11.5x
KT&G Corporation	11.2x	10.4x	16.4x	14.9x
Swedish Match AB	12.2x	11.3x	15.9x	14.8x
Mean	11.0x	10.0x	17.1x	15.3x
Median	10.7x	10.0x	16.0x	14.6x
UST
Management Estimate	9.6x	9.3x	14.8x	14.1x

•	Page 45 of the Proxy Statement sets forth a list of selected transactions for which certain financial information was analyzed by Perella Weinberg as part of its analyses. The selected transactions represent acquisitions of global tobacco companies for a value of more than $1.5 billion that were consummated since 2005 and for which public information was available.

•	Page 45 of the Proxy Statement sets forth a table summarizing the results of certain calculations performed by Perella Weinberg in connection with its selected transactions analysis. In addition to the information set forth therein, the Company notes that (i) the median and mean Enterprise Value to LTM EBITDA multiples for the selected transactions were each 11.9x and (ii) the median and mean Enterprise Value to One-Year Forward EBITDA multiples for the selected transactions were each 11.6x.

•	Page 46 of the Proxy Statement summarizes Perella Weinberg’s discounted cash flow analysis. The Company notes that the “other adjustments” to EBITDA referenced in the summary were adjustments made for increases in income taxes payable, as provided by the Company’s management to Perella Weinberg.

Additional Information Relating to Certain Stockholder Litigation

As more fully described on page 57 of the Proxy Statement under the heading “Certain Stockholder Litigation,” on September 8, 2008, a plaintiff served a putative class action lawsuit against the Company, the members of the Company’s Board of Directors, Altria and Merger Sub in the Superior Court of the State of Connecticut, Judicial District of Stamford-Norwalk at Stamford, challenging the transaction contemplated by the merger agreement. The complaint was captioned Darren Suprina, On Behalf of Himself and Others Similarly Situated v. UST Inc., et al., FST-CV-084014863-S.

As more fully described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, an amended complaint was filed with the Court on October 30, 2008. The amended complaint, among other things, adds additional allegations about certain payments that the Company’s officers and directors will receive for their Company stock options and restricted stock in connection with the merger and under certain employment agreements with Altria. Further, the amended complaint adds a claim for aiding and abetting breaches of fiduciary duty against the Company and alleged that the Company’s proxy statement prepared in connection with the merger transaction, filed on October 29, 2008, omits certain material information, including information relating to the Board of Directors’ process leading to the merger and the financial analyses utilized by the Company’s financial advisors in connection with their fairness opinions. The plaintiff in this lawsuit seeks, among other things, to enjoin the merger until the Company supplements its Proxy Statement to correct these purported disclosure violations. The Company believes that the lawsuit is without merit and that it has valid defenses to all claims and, subject to the proposed settlement described herein, will vigorously defend this litigation.

The plaintiff and the defendants reached an agreement-in-principle to settle the Suprina action. While the defendants have denied and continue to deny that they have engaged in any wrongdoing or committed or aided and abetted in the commission of any violation of law, they elected to pursue a settlement in order to eliminate the burden and expense of further litigation. Therefore, the parties to the Suprina action entered into a memorandum of understanding that sets forth their agreement-in-principle, providing, among other things, for the settlement and dismissal of the Suprina action with prejudice, including any and all claims relating to the merger that have been raised, could have been raised, or in the future could or might be asserted against the defendants and others by members of the class (the “proposed settlement”). The proposed settlement is conditioned upon, among other things, the execution of an appropriate stipulation of settlement by the parties, notice of the proposed settlement to the class, final approval of the proposed settlement by the court, consummation of the merger and the mailing of the supplemental disclosures contained in this Supplement. The defendants have agreed not to oppose an application to the court by the plaintiff’s counsel for an award of certain attorneys’ fees and expenses to be paid by the Company or the surviving company only upon, among other things, final approval of the settlement and consummation of the merger.

Additional Information Relating to the Company’s Financial Projections

Beginning on page 74 of the Proxy Statement, under the heading “Projected Financial Information,” the Company sets forth a summary of certain financial forecasts prepared by senior management which were made available to the Company’s Board of Directors and financial advisors in connection with their consideration of the merger. The Company supplements its disclosure provided in that section as set forth below. THE COMPANY URGES STOCKHOLDERS TO REVIEW THE FOLLOWING DISCLOSURES IN CONJUNCTION WITH THE COMPANY’S DISCLOSURES UNDER THE HEADING “PROJECTED FINANCIAL INFORMATION” BEGINNING ON PAGE 74 OF THE PROXY STATEMENT, INCLUDING, BUT NOT LIMITED TO, THE CAUTIONARY LANGUAGE PRECEDING THE PLAN A PROJECTIONS AND THE PLAN B PROJECTIONS.

•	The Company’s Plan A Projections and Plan B Projections projected annual EBITDA (in millions) for each year as follows:

Plan A Projections, Fiscal Year ending December 31

• 2008 — $  972
• 2009 — $1,008
• 2010 — $1,033
• 2011 — $1,072

Plan B Projections, Fiscal Year ending December 31

• 2008 — $  972
• 2009 — $1,019
• 2010 — $1,084
• 2011 — $1,132

EBITDA is a non-United States generally accepted accounting principle (“GAAP”) measure and should not be considered an alternative to any other measure of performance presented in the Proxy Statement (as supplemented hereby) in accordance with GAAP. EBITDA is presented herein because the Company provided that measure to its financial advisors for utilization in their analyses.

Set forth below is a reconciliation of EBITDA to net income as provided in the Plan A Projections or Plan B Projections.

Reconciliation of EBITDA to Net Income: Plan A

	(in millions)
	Estimates per Financial Projections
	2008E	2009E	2010E	2011E

Net income	$542	$554	$573	$593
Add:
Interest, net	74	80	82	86
Income taxes	301	313	309	319
Depreciation and Amortization	55	61	69	74

EBITDA	$972	$1,008	$1,033	$1,072

Reconciliation of EBITDA to Net Income: Plan B

	(in millions)
	Estimates per Financial Projections
	2008E	2009E	2010E	2011E

Net income	$542	$561	$606	$633
Add:
Interest, net	74	80	82	84
Income taxes	301	316	327	341
Depreciation and Amortization	55	62	69	74

EBITDA	$972	$1,019	$1,084	$1,132

•	The Company prepared and provided its financial advisors with the Plan A Projections and the Plan B Projections disclosed in the Proxy Statement (as supplemented herein). In addition, management of the Company engaged in conversations with representatives of the Company’s financial advisors relating to the Plan A Projections and the Plan B Projections and, with Citi, regarding estimates for Citi’s discounted cash flow analysis (one of several analyses it performed in conjunction with its opinion), which included projections as to certain financial metrics for the Company’s fiscal years 2012 and 2013. The estimated projected annual EBITDA (in millions) for the fiscal years 2012 and 2013 that Citi employed in its analysis of the Plan A Projections was $1,104 and $1,137, respectively. Such projections were calculated by Citi, with the Company’s consent, by utilizing the same estimated compound annual growth rate for the fiscal years 2008 through 2011 that management of the Company utilized in preparing the Plan A Projections. Estimated projected annual EBITDA (in millions) for the fiscal year 2012 utilized by Perella Weinberg for purposes of its discounted cash flow analysis (one of several analyses it performed in conjunction with its opinion) was $1,127. The financial metrics for the Company’s fiscal year 2012 that Perella Weinberg used for the purposes of its discounted cash flow analysis were derived by applying to the Plan A Projections for the Company’s fiscal year 2011 the same assumptions for fiscal year 2012 that were used to calculate the Plan A Projections for the Company’s fiscal year 2011.

•	The Company noted on page 76 of the Proxy Statement that for “both Plan A Projections and Plan B Projections, the impact of innovation was expected to be approximately $18 million of positive profit contribution by 2011 after initial losses of $6 million in 2009 and $11 million in 2010” (emphasis added). In reviewing this statement, the term ‘positive profit contribution’ should be read by stockholders to mean “the increase in EBITDA earned by the Company for 2011 as a result of the introduction of innovative products.”

ADDITIONAL INFORMATION

As described in the Proxy Statement, the Company’s Board of Directors believes that the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s stockholders. Accordingly, the Company’s Board of Directors unanimously recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If you fail to vote on the adoption of the merger agreement and approval of the merger, the effect will be the same as a vote against the adoption of the merger agreement and approval of the merger.

We have enclosed an additional proxy card. If you have already returned a proxy card and do not wish to change your vote, you need do nothing; the holder of that proxy will vote your shares as indicated on that proxy. If you have already returned a proxy card and wish to change your vote, you may use this card to do so. If you have previously submitted a proxy voting for the merger and now wish to exercise appraisal rights (as described in more detail beginning on page 77 of the Proxy Statement and Annex E thereto), you must either (i) submit a revised proxy voting against the merger or (ii) revoke your previously submitted proxy, in each case, in addition to following the instructions set forth in the Proxy Statement, in order to validly exercise appraisal rights. Instructions for revoking your proxy are set forth beginning on page 19 of the Proxy Statement.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT. The Company has filed the Proxy Statement with the U.S. Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of these materials and other documents filed with the U.S. Securities and Exchange Commission at the U.S. Securities and Exchange Commission’s web site at http://www.sec.gov. A free copy of the Proxy Statement also may be obtained by sending a written request to UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905, Attention: Investor Relations. Investors and security holders may access copies of the documents filed with the U.S. Securities and Exchange Commission by the Company on its web site at http://www.ustinc.com.

This Supplement to the Proxy Statement is dated November 17, 2008 and is first being mailed to stockholders on or about November 17, 2008.